Exhibit 10.3

AMERICAN STANDARD COMPANIES INC.

CHANGE OF CONTROL SEVERANCE PLAN

(Restated to include all amendments through October 6, 2005)

Section I. Purpose.

The purpose of the Plan is to provide certain key employees of the Company and its subsidiaries with severance benefits should their employment terminate under the circumstances described herein. This Plan supersedes any and all previous severance pay practices or policies of the Company or its Subsidiaries, whether written or unwritten.

Section II. Definitions

A. Act - means the Securities Exchange Act of 1934, as amended.

B. Agreement and Release – means an agreement prepared by the Company under which a Participant, in return for benefits provided under the Plan, agrees to release the Company and its Subsidiaries from any and all claims which such Participant may have against such entities at the time the agreement is executed, and further agrees to certain other undertakings, including cooperation with the Company in any matter which may give rise to legal claims against the Company, a one year non-solicitation agreement, keeping confidential proprietary information of the Company as well as the terms of the Agreement and Release, settlement of any disputes concerning the Agreement and Release through binding arbitration, and such other undertakings as the Company may reasonably require from time to time.

C. ASI - means American Standard Inc., a Delaware corporation.

D. Base Amount – means an amount equal to the Participant’s Annualized Includable Compensation for the Base Period as defined in Section 280(G)(d)(1) and (2) of the Code.

E. Beneficial Owner means any “person”, as such term is used in Section 13(d) of the Act, who, directly or indirectly, has or shares the right to vote or dispose of such securities or otherwise has “beneficial ownership” of such securities (within the meaning of Rule 13d-3 and Rule 13d-5 under the Act), including pursuant to any agreement, arrangement or understanding (whether or not in writing).

F. Board - means the Board of Directors of the Company.

G. Cause - means a Participant’s (1) willful and continued failure substantially to perform his duties with the Company or any Subsidiary (other than any such failure resulting from incapacity due to reasonably documented physical or mental illness), after a demand for substantial performance is delivered to such Participant by the Senior Vice President of Human Resources of the Company which specifically identifies the manner in which it is believed that such Participant has not substantially performed his or her duties and such Participant is provided a period of thirty (30) days to cure such failure, (2) conviction of, or plea of nolo contendere to, a felony, or (3) the willful engaging by such Participant in gross misconduct materially and demonstrably injurious to the Company or any Subsidiary or to the trustworthiness or effectiveness of the Participant in the performance of his duties. For purposes hereof, no act, or failure to act, on such Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company or a Subsidiary. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by such Participant in good faith and in the best interest of the Company or such Subsidiary.

H. “Change of Control” shall mean the occurrence of any of the following events:

(i) any “person”, as such term is used in Section 13(d) of the Act (other than the Company, any Subsidiary or any employee benefit plan maintained by the Company or any Subsidiary (or any trustee or other fiduciary thereof)) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then-outstanding securities, provided, however, that an acquisition of securities of the Company representing less than 25% of the combined voting power shall not constitute a Change of Control if, prior to meeting the 20% threshold, the members of the Board who are not employees of the Company or a Subsidiary unanimously adopt a resolution consenting to such acquisition by such Beneficial Owners;

(ii) during any consecutive 24-month period, individuals who at the beginning of such period constitute the Board, together with those individuals who first become directors during such period (other than by reason of an agreement with the Company or the Board in settlement of a proxy contest for the election of directors) and whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the “Continuing Directors”), cease for any reason to constitute a majority of the Board;

(iii) the consummation of any merger, consolidation, recapitalization or reorganization involving the Company, other than any such transaction immediately following which the persons who were the Beneficial Owners of the outstanding voting securities of the Company immediately prior to such transaction are the Beneficial Owners of at least 55% of the total voting power represented by the voting securities of the entity surviving such transaction or the ultimate parent of such entity in substantially the same relative proportions as their ownership of the Company’s voting securities immediately prior to such transaction; provided that, such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such threshold (or to preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of the Company, such surviving entity, any Subsidiary or any subsidiary of such surviving entity;

(iv) the sale of substantially all of the assets of the Company to any person other than any Subsidiary or any entity in which the Beneficial Owners of the outstanding voting securities of the Company immediately prior to such sale are the Beneficial Owners of at least 55% of the total voting power represented by the voting securities of such entity or the ultimate parent of such entity in substantially the same relative proportions as their ownership of the Company’s voting securities immediately prior to such transaction; or

(v) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

H. Code – means the Internal Revenue Code of 1986, as amended.

I. Committee - means the Management Development and Compensation Committee of the Board (or such other committee of the Board that the Board shall designate).

J. Common Stock - means the common stock of the Company, par value $0.01 per share.

K. Company - means American Standard Companies Inc., a Delaware corporation, and any successor thereto.

L. Effective Date - means July 10, 2003.

M. Good Reason - means, coincident with or subsequent to a Change of Control, the occurrence of any of the following:

1. a material diminution in a Participant’s duties, authority, responsibilities or status;

2. relocation of the Participant’s principal place of employment to a location more than 30 miles away from the Participant’s prior principal place of employment;

3. a reduction by the Company or a Subsidiary in such Participant’s base salary;

4. the taking of any action by the Company or a Subsidiary (including the elimination of a plan without providing substitutes therefor or the reduction of such Participant’s award thereunder) that would substantially diminish the aggregate projected value of such Participant’s award opportunities under the Company’s or such Subsidiary’s incentive plans in which he or she was participating at the time of the taking of such action;

5. the taking of any action by the Company or a Subsidiary that would substantially diminish the aggregate value of the benefits provided to the Participant under the Company’s or such Subsidiary’s medical, health, accident, disability, life insurance, thrift and retirement plans in which he or she was participating at the time of the taking of such action (unless resulting from a general change in benefits applicable to all similarly situated employees of the Company and its affiliates); or

6. any purported termination by the Company or such Subsidiary of the Participant’s employment that is not a termination for Cause.

Notwithstanding the foregoing, the occurrence of any of the events described above will not constitute Good Reason unless the Participant gives the Company written notice that such event constitutes Good Reason within 90 days of first having knowledge of such event and the Company fails to cure the event within 30 days after receipt of such written notice.

N. Participant - means each employee of the Company or a Subsidiary who is in the executive grade, provided that executive officers of the Company shall not be eligible to participate in the Plan. Notwithstanding the foregoing, employees first elected to the positions of Vice President & Controller or Vice President & Treasurer on or after July 7, 2005, who do not participate in the Company’s Corporate Officer Severance Plan, shall be Participants. Effective October 6, 2005, employees elected to the position of Vice President & General Auditor, who do not participate in the Company’s Corporate Officer Severance Plan, shall be Participants.

O. Plan - means this American Standard Companies Inc. Change of Control Severance Plan.

P. Plan Administrator - means the Committee or any committee or individual designated by the Committee to perform some or all of its administrative functions hereunder.

Q. Subsidiary - means any corporation, partnership or limited liability company in which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock of such corporation or of the capital interest or profits interest of such partnership.

Section III. Eligibility.

Each Participant shall be eligible to receive the benefits provided under the Plan in the event of a Change of Control, if coincident therewith or within 24 months following thereafter (i)

such Participant voluntarily terminates employment for Good Reason or (ii) such Participant’s employment is involuntarily terminated by the Company or a Subsidiary other than pursuant to a termination for Cause.

Section IV. Severance Payments.

A Participant who satisfies the eligibility requirements of Section III hereof shall receive severance payments equal to the following:

(A) an amount equal to one time the Participant’s annual base salary in effect on the date the termination occurs; plus

(B) subject to Section XI, the amount of the Participant’s annual incentive plan target award in effect for the calendar year in which the termination occurs, determined without regard to whether the applicable targets are obtained.

Notwithstanding the foregoing, payment of any severance hereunder shall be contingent upon the Participant’s execution of an Agreement and Release in a form acceptable to the Company within 30 days of such Participant’s termination of employment.

Section V. Payment of Benefits. All severance payments hereunder shall be paid in a single lump sum at, or as soon as practicable after, the Participant’s termination of employment.

Section VI. Continuation of Welfare Plan Coverage. A Participant who is eligible to receive severance benefits pursuant to Section III above will be entitled, subject to payment of any premiums or co-payments required of the Participant for such coverage while an employee, to continue all life, accident and health coverage, on the same basis as in effect on the date he terminated employment, for a period of 12 months from the date of termination, provided that, (i) to the extent permitted by law, such coverage may be terminated at the discretion of the Plan Administrator in the event the Participant obtains at least equal alternate coverage, and (ii) the coverage provided is subject to any limitations under the terms of any applicable contract with an insurance carrier or third party administrator. Nothing herein shall restrict the right of the Company to amend or terminate any benefit plan in a manner generally applicable to similarly situated active employees of the Company and its affiliates, and Participants shall be entitled to participate on the same basis as similarly situated active employees of the Company and its affiliates. Any continuation of benefits pursuant to this Section VI shall not run concurrent with any continuation rights provided pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and for purposes of applying Cobra with respect to coverage under any group health plan, the end of coverage under this Section VI shall be deemed to a qualifying event for the Participant.

Section VII. Outplacement Assistance. The Company will provide and pay for outplacement services to each Participant eligible for the payment of benefits pursuant to Section III. Such services are to be provided through a nationally recognized firm selected by the Company which specializes in outplacement services and shall extend for six months from the date of termination.

Section VIII. Mitigation; Offset. A Participant shall not be required to mitigate the amount of any Payment under the Plan by seeking employment or otherwise, and there shall be no right of set-off or counterclaim, in respect of any claim, debt or obligation, against any payments to the Participant. Notwithstanding the foregoing, a Participant shall promptly report any new employment obtained to the company during the period for which benefits are continued pursuant to Section VI.

Section IX. Certain Limitations on Payments.

A.	In the event a Participant’s employment is terminated pursuant to Section III of this Plan, and if in connection therewith it is determined that (i) part or all of the compensation and benefits to be paid to the Participant (whether pursuant to the terms of this Plan or otherwise) constitute “parachute payments” under Section 280G of the Code, and (ii) the payment thereof will cause the Participant to incur excise tax under Section 4999 of the Code, the following limitation shall apply:

If the aggregate present value of such parachute payments (the “Parachute Amount”) equals or exceeds 2.99 times the Participant’s Base Amount, then the amounts otherwise payable to or for the benefit of the Participant pursuant to this

Plan (or otherwise), and taken into account in calculating the Parachute Amount (the “Capped Payments”), shall be reduced, as further described below, to the extent necessary so that the Parachute Amount is equal to 2.99 times the Participant’s “Base Amount.”

B.	The determination of the Parachute Amount, the Capped Payments and the Base Amount, as well as any other calculations necessary to implement this Section IX shall be made by the Company’s outside auditors or by a nationally recognized accounting or benefits consulting firm appointed by the Company. The auditor’s or consultant’s fee shall be paid by the Company.

C.	If a determination of reduction in Capped Payments is made pursuant to clause B of this Section IX, the Participant may propose which and how much of any particular entitlement shall be eliminated or reduced, by advising the Company in writing of his or her proposal within ten days of the final determination of the reduction in Capped Payments. Upon the expiration of such ten-day period, the Company shall take into consideration any proposal received and determine which and how much of any entitlement shall be eliminated or reduced, and shall notify the Participant promptly of such determination. As promptly as practicable following such determination the Company shall pay to or distribute to or for the benefit of the Participant such amounts as are then due to the Participant and shall promptly pay to or distribute for the benefit of the Participant in the future such amounts as become due to the Participant.

D.	As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Company which should not have been made under clause A of this Section IX (“Overpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Participant which the Participant shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f) (2) of the Code; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code.

Section X. Reservation of Right to Amend and Terminate. The Company reserves the right, whether in an individual case or more generally, to amend, reduce or eliminate the Plan, in whole or in part, at any time and from time to time without notice, provided that no amendment to this Plan shall be made for two years following the occurrence of a Change of Control if such amendment would reduce the benefits hereunder and no amendment that reduces benefits hereunder shall be effective if a Change of Control occurs within six months following such amendment.

Section XI. Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any payments, benefits, coverage levels or participation rates under any incentive compensation plan, any pension, retirement, profit sharing, group insurance, or other benefit plan of the Company; provided that, (a) a Participant’s severance payment set forth in Section IV(B) of the Plan shall be offset by the amount of any payment attributable to the same incentive plan performance period that was received pursuant to Article X of the Company’s 2002 Omnibus Incentive Plan or any other Company plan with similar benefits, and (b) the amount of the severance payments described in Section IV above shall be reduced to the extent of any severance or redundancy payment or benefit (i) sponsored by the Company or a Subsidiary (other than under the Plan) (ii) provided or required by federal, state, local or foreign law or regulation, and/or (iii) owed the Participant pursuant to a contract with the Company or a Subsidiary, unless such contract specifically provides otherwise. It is the intention of this Plan that there shall be no duplication of the severance benefits provided hereunder.

Section XII. Administration. The Plan Administrator shall have full power and authority to interpret and carry out the terms of the Plan, and to exercise discretion where necessary or appropriate in the interpretation and administration of the Plan and all decisions by the Plan Administrator shall be final and binding on all affected parties, except as otherwise provided herein or by law.

Section XIII. Reimbursement of Legal Expenses. In the event it shall be necessary for a Participant to retain legal counsel in connection with the enforcement of any or all of such Participant’s right to benefits payable under the Plan, and provided that the Participant substantially prevails in the enforcement of such rights, the Company shall reimburse the Participant for reasonable attorneys fees incurred.

Section XIV. Expenses. All expenses of administering the Plan shall be borne by the Company.

Section XV. Withholding. The Company may withhold from any amounts payable hereunder such Federal, state or local taxes as may be required to be withheld pursuant to any applicable law or regulation.

Section XVI. Successors and Binding Effect. The Company shall require any successor, (including, without limitation, any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise, and such successor shall thereafter be deemed the Company for purposes of the Plan), to assume and agree to perform the obligations under the Plan in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. The Plan shall be binding upon and inure to the benefit of the Company and any successor to the Company, but shall not otherwise be assignable, transferable or delegable by the Company. The rights under the Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees. Rights under the Plan are personal in nature and neither the Company nor any Participant shall, without the consent of the other, assign, transfer or delegate the Plan or any rights or obligations hereunder except as expressly provided in this Section. Without limiting the generality of the foregoing, a Participant’s right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by will or by the laws of descent and distribution, and, in the event of any attempted assignment or transfer contrary to this Section, the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated. If a Participant shall die while any amounts would be payable hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid to such person or persons appointed in writing by such Participant to receive such amounts or, if no person is so appointed, to the Participant’s estate.

Section XVII. Severability. In the event that any provision of the Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of the Plan shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

Section XVIII. Governing Law. This Plan and all rights and obligations hereunder shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to conflict of laws principles of such state.